EXHIBIT 5

                          Duane, Morris & Heckscher LLP
                         1667 K Street, N.W., Suite 700
                           Washington, D.C. 20006-1608
                                 (202) 776-7800

                                December 17, 1999


NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

Gentlemen:

             We have acted as counsel to NBT Bancorp Inc., a Delaware corporation ("NBT") in connection with the Agreement and Plan of Merger dated as of August 16, 1999, as amended as of December 13, 1999 (the "Plan of Merger") between NBT and Lake Ariel Bancorp, Inc., a Pennsylvania corporation ("Lake Ariel"), whereby Lake Ariel will be merged into NBT, with NBT being the surviving corporation (the "Merger"). At its special meeting of stockholders, NBT will request its stockholders to consider and approve (a) the Plan of Merger, (b) the amendment of NBT's Certificate of Incorporation to change the par value of the NBT common stock from no par value, stated value $1.00 per share to $.01 par value per share and (c) the amendment of NBT's Certificate of Incorporation to increase the number of authorized shares of NBT common stock from 15 million to 30 million. At the Effective Time of the Merger, the outstanding shares of Lake Ariel common stock, par value $.21 per share ("Lake Ariel Common Stock"), will be canceled and immediately converted into the right of holders of Lake Ariel Common Stock to receive, in exchange for each share of Lake Ariel Common Stock, between 0.8731 and 0.9961 of a share of NBT common stock, no par value, stated value $1.00 per share or $.01 par value per share, as the case may be (in either case, referred to herein as "NBT Common Stock"), up to an aggregate of approximately 4,601,910 shares (the "Shares") of NBT Common Stock for all of the outstanding shares of Lake Ariel Common Stock.

             We are also acting as counsel to NBT in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by NBT with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Shares into which outstanding shares of Lake Ariel Common Stock will be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

             In connection with this opinion, we have examined, among other things:

             (1)  an executed copy of the Plan of Merger;

             (2) a copy certified to our satisfaction of the Certificate of Incorporation of NBT as in effect on the date hereof;

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             (3)  copies  certified  to  our  satisfaction  of  resolutions adopted by the Board of Directors of NBT on August 16, 1999, including resolutions approving the Plan of Merger and the issuance of the Shares;

             (4) copies certified to our satisfaction of resolutions adopted by the Board of Directors of NBT on November 22, 1999, including resolutions approving amendments to the Plan of Merger, as adopted on August 16, 1999, the amendments to NBT's Certificate of Incorporation changing the par value of the NBT common stock and authorizing additional shares of the NBT common stock; and

              (5)  such   other   documents,    corporate proceedings,
                   and statutes as we considered necessary to enable us to furnish this opinion.

             We have assumed for the purpose of this opinion that:

              (1) the Plan of Merger has been duly and validly authorized, executed, and delivered by Lake Ariel, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion;

              (2) the Merger will be consummated in accordance with the terms of the Plan of Merger; and

               (3) NBT will file with the Secretary of State of Delaware on a timely basis all requisite amendments to NBT's Certificate of Incorporation.

             We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

             Based upon the foregoing, we are of the opinion that the Shares to be issued by NBT as described in the Registration Statement, when and to the extent issued in accordance with the Plan of Merger, will be legally issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

                                            Very truly yours,


                                            /s/ DUANE, MORRIS & HECKSCHER LLP


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